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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 1-3187

                    CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC
             (Exact name of registrant as specified in its charter)

                                 1111 LOUISIANA
                              HOUSTON, TEXAS 77002
                                 (713) 207-3000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            COMMON STOCK, WITHOUT PAR VALUE, AND ASSOCIATED RIGHTS TO
                           PURCHASE PREFERENCE STOCK
            (Title of each class of securities covered by this Form)

                       9.15% FIRST MORTGAGE BONDS DUE 2021
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)(i)   [X]
             Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(1)(ii)   [ ]
             Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(i)    [ ]
             Rule 12g-4(a)(2)(ii)  [ ]         Rule 12h-3(b)(2)(ii)   [ ]
             Rule 12h-3(b)(1)(i)   [X]         Rule 15d-6             [ ]


      Approximate number of holders of record as of the certification or notice date: none

      Pursuant to the requirements of the Securities Exchange Act of 1934, CenterPoint Energy Houston Electric LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 6, 2002                By: /s/ Rufus S. Scott
                                          -------------------------------------
                                           Rufus S. Scott
                                           Vice President